Wings of Nature™
A division of Fresh Harvest™ Products, Inc.
280 Madison Avenue, Suite 1005
New York, NY 10016
Office 212-889-5904
Fax 212-889-5731
www.freshharvestproducts.com

connecting people and nature through food™

April 13, 2007

Mr. William T. Rooney
130 West 42nd St 26th Floor
New York, NY 10036

Re: Factoring Agreement

Dear Mr. Rooney,

We are in agreement that the factoring arrangement between the parties should be formally terminated. However, Fresh Harvest's interpretation of the no delivery fee as per 9A and 9B of the factoring agreement is that said fee is not applicable. As a result of the issues that Platinum and Fresh Harvest had with the Letter of Credit ("LOC"), we were reluctant to deliver accounts receivables to Platinum pursuant to the factoring agreement.

I was quite surprised to see your reference to a "no delivery fee" since Platinum has never given Fresh Harvest any bills for monies (related to factoring) that Platinum believes it is owed by Fresh Harvest.

Based upon the circumstances of the LOC transaction, Fresh Harvest also feels that the no delivery fee is not applicable since it was believed that once the LOC transaction was completed, Fresh Harvest and Platinum were going to mutually part ways.

If you disagree with our position, please provide a detailed statement and explanation of the amount of the no delivery fee.

Regards,

Michael